Exhibit 4.4
HEWLETT PACKARD ENTERPRISE COMPANY
2021 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

		Page
1	Purpose of the Plan	1
2	Definitions	1
3	Stock Subject to the Plan	5
4	Administration of the Plan	6
5	Eligibility	8
6	Term of the Plan	8
7	Term of Award	8
8	Options and Stock Appreciation Rights	8
9	Incentive Stock Option Limitations/Terms	9
10	Exercise of Option or SAR	10
11	Stock Awards	11
12	Cash Awards	11
13	Non-Employee Director Awards	12
14	Other Provisions Applicable to Awards	14
15	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale	15
16	Amendment and Termination of the Plan	15
17	Designation of Beneficiary	16
18	No Right to Awards or to Employment	16
19	Legal Compliance	16
20	Inability to Obtain Authority	16
21	Reservation of Shares	16
22	Notice	17
23	Governing Law; Interpretation of the Plan and Awards	17
24	Limitation on Liability	17
25	Unfunded Plan	17
26	Other Requirements	18

HEWLETT PACKARD ENTERPRISE COMPANY
2021 STOCK INCENTIVE PLAN
(Effective as of April 14, 2021)
1.Purpose of the Plan.
The purpose of the Plan is to encourage ownership in the Company by key personnel whose long-term employment or other service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success and to provide an opportunity for cash awards to incentivize or reward Employees and Non-Employee Directors.
2.Definitions.
As used herein, the following definitions shall apply:
(a)“Acquired Entity” means another corporation or entity the employees of which become Employees as a result of a merger, consolidation or combination of the employing corporation or other entity with the Company or a Subsidiary or Affiliate.
(b)“Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.
(c)“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator; provided that in all cases an Affiliate shall be an entity with respect to which the Common Stock will qualify as “service recipient stock” under Code Section 409A.
(d)“Annual Cash Retainer” shall mean the amount which a Non-Employee Director will be entitled to receive in the form of cash for serving as a member of the Board in a relevant Director Plan Year, including the aggregate amount of annual cash retainer fees, fees associated with service on committees of the Board or attendance at meetings of the Board or applicable committees of the Board, and any other cash compensation or fees with respect to any other services to be provided to the Company or the Board, including but not limited to Board leadership services, but shall not include reimbursement for expenses.
(e)“Annual Equity Retainer” shall mean the amount which a Non-Employee Director will be entitled to receive in the form of equity for serving as a member of the Board in a relevant Director Plan Year, but shall not include reimbursement for expenses, fees associated with service on any committee of the Board, an Annual Cash Retainer or any other cash compensation (whether or not payable in Shares at the election of the Non-Employee Director), or fees with respect to any other services to be provided to the Company or the Board, including but not limited to Board leadership services.
(f)“Applicable Laws” means the requirements relating to the administration of stock incentive plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are granted under the Plan, the laws of such jurisdiction related to securities and exchange control requests for share offerings.
(g)“Award” means a Cash Award, Stock Award, Stock Appreciation Right or Option granted in accordance with the terms of the Plan.
(h)“Award Agreement” means a Cash Award Agreement, Stock Award Agreement, SAR Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Awardee and the Company or offered and accepted electronically as the Administrator shall determine or (ii) certificates, notices or similar instruments as approved by the Administrator.

(i)“Awardee” means an individual who has been granted an Award under the Plan or any Person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.
(j)“Board” means the board of directors of the Company.
(k)“Cash Award” means a bonus opportunity awarded under Section 12 of the Plan pursuant to which an Awardee may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the Award Agreement or other documents evidencing the Award (the “Cash Award Agreement”).
(l)“Change in Control” means the occurrence of any one of the following events:
(i)A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of Shares which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate beneficial ownership by such Person of thirty percent (30%) or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”), or (2) the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company or a wholly owned Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or
(ii)A change in the composition of the Board such that the individuals who, as of the beginning of any period of twenty-four (24) months determined on a rolling basis (the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Measurement Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;
(iii)The consummation of a Corporate Transaction; excluding, however, any such Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such Corporate Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any wholly owned Subsidiary, any employee benefit plan (or related trust)) sponsored or maintained by the Company, any Affiliate, such surviving or acquiring entity resulting from such Corporate Transaction (or any entity controlled by such surviving or acquiring entity or a direct or indirect parent entity of the surviving or acquiring entity that, after giving effect to the Corporate Transaction, beneficially owns, directly or indirectly, 100% of the outstanding voting securities of the surviving or acquiring entity) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction or (C) individuals who were members of the Incumbent Board will constitute a majority of the members of the board of directors (or similar governing body) of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity. “Corporate Transaction” means (I) a sale of all or substantially all of the assets of the Company, (II) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or (III) a statutory share exchange involving capital stock of the Company; or
(iv) Approval by the holders of a majority of the Shares of a complete liquidation or dissolution of the Company.
Solely with respect to any Award that constitutes “non-qualified deferred compensation” that is subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a “Change in Control” shall occur only if the event or events otherwise constituting a Change in Control hereunder also constitutes a “change in control event” (as defined under Treasury Regulations Section 1.409A-3(i)(5)(i)) with respect to the Company, but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of “Change in Control” for purposes of determining whether an Awardee’s rights with respect to such Award become vested or otherwise unconditional upon the Change in Control.
(m)“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(n)“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan. The HR and Compensation Committee of the Board shall be deemed a “Committee” for purposes of the Plan.
(o)“Common Stock” means the common stock of the Company.
(p)“Company” means Hewlett Packard Enterprise Company, a Delaware corporation, or its successor.
(q)“Conversion Award” has the meaning set forth in Section 4(b)(xiii) of the Plan.
(r)“Director Plan Year” shall mean the year beginning the day after the Company’s annual meeting and ending on the day of the Company’s next annual meeting, as the case may be, for any relevant year.
(s)“Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or member of the Board who is not a Non-Employee Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an “Employee.” Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any period of notice or garden leave under foreign law, (iv) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (v) any change in the Awardee’s status from an Employee to a consultant or member of the Board (whether as a Non-Employee Director or otherwise), and (vi) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.
(t)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(u)“Fair Market Value” means, unless the Administrator determines otherwise, as of any date, the closing sales price for a Share on the New York Stock Exchange (the “NYSE”) as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

(v)“Grant Date” means the date or event specified by the Administrator on which a grant of an Award will become effective (which date with respect to an Option or a SAR will not be earlier than the date on which the Administrator takes action with respect to the grant thereof).
(w)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.
(x)“Non-Employee Director” shall mean each member of the Board who is not an Employee and who is eligible only for Awards granted pursuant to Section 13 of the Plan.
(y)“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(z)“Officer” means an individual who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa)“Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.
(ab)“Plan” means this Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended and restated, from time to time.
(ac)“Prior Plan” means the Hewlett Packard Enterprise Company 2015 Stock Incentive Plan (as amended and restated January 24, 2017).
(ad)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
(ae)“Stock Appreciation Right” or “SAR” means a right granted under Section 8 of the Plan which entitles the recipient to receive an amount equal to the excess of the Fair Market Value on the date of exercise of the Stock Appreciation Right over the exercise price thereof on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “SAR Agreement”). The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in tandem with another Award or freestanding and unrelated to another Award.
(af)“Stock Award” means an Award or delivery of Shares or Stock Units made under Section 11 of the Plan, the grant, delivery, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions), the terms of which are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).
(ag)“Stock Unit” means a bookkeeping entry representing an amount equivalent to the value of one (1) Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator in the applicable Award Agreement.
(ah)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(ai)“Termination of Employment” shall mean ceasing to be an Employee. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company and its Subsidiaries. The Administrator shall determine whether any corporate transaction involving a division, business unit, joint venture, Subsidiary or Affiliate, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment. Solely with respect to any Award that constitutes “non-qualified deferred compensation” that is subject to Code Section 409A and that is payable on account of a Termination of Employment of an Awardee, any reference herein to “Termination of Employment” or terms of similar effect shall be deemed to be a reference to a “Separation from Service” (as described in Treasury Regulations Section 1.409A-1(h)).
(aj)“Total and Permanent Disability” shall have the meaning set forth in Code Section 22(e)(3). Solely with respect to any Award that constitutes “non-qualified deferred compensation” that is subject to Code Section 409A and that is payable on account of the Total and Permanent Disability of an Awardee, any reference herein to “Total and Permanent Disability” or terms of similar effect shall be deemed to be a reference to the Awardee’s “Disability” (as described in Treasury Regulations Section 1.409A-3(i)(4)).
3.Stock Subject to the Plan.
(a)Aggregate Limits. Subject to the provisions of Sections 3.2(b) and 15 of the Plan, effective as of April 14, 2021, or such other date that the Plan is approved by the Company’s stockholders (such date, the “Effective Date”), the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) seven million (7,000,000), plus (ii) the number of remaining Shares available for grant under the Prior Plan (not subject to outstanding awards under the Prior Plan and not delivered out of the Shares reserved thereunder) as of the Effective Date, plus (iii) the number of Shares that would have otherwise become available under the Prior Plan after the Effective Date pursuant to forfeiture, termination or lapse of a Prior Plan award, or satisfaction of a Prior Plan award thereunder in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.
(b)Permitted Addbacks to the Share Reserve. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates or lapses without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination or lapse, shall again be available for grant under the Plan. If any Award granted under the Plan is settled in cash or property other than Shares, the Shares subject to such Award that are not delivered shall be again available for grants under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after the Effective Date, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall again available for grants under the Plan.
(c)No Recycling of Options or SARs. For purposes of Section 3(a) of the Plan, the aggregate number of Shares delivered under the Plan at any time shall equal only the number of Shares actually delivered upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for delivery under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to Options or SARs, (iii) Shares repurchased by the Company on the open market with the cash proceeds from the exercise of an Option, or (iv) the total number of Shares underlying a SAR that is net-settled in Shares.
(d)ISO Share Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is seven million (7,000,000) Shares. Notwithstanding anything to the contrary in the Plan, the foregoing Incentive Stock Option limit shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award’s qualification as an Incentive Stock Options under the Plan.
(e)Conversion Awards. Conversion Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Conversion Award be added to the Shares available for Awards under the Plan. Additionally, in the event that an Acquired Company has shares available under a pre-existing plan approved by the stockholders of the Acquired Company and not adopted in contemplation of such acquisition or combination, the shares of the Acquired Company available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may thereafter be used for Awards under the Plan and, to the extent so used, shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(b) above); provided that Awards using such available shares from a stockholder-approved plan of an Acquired Company shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(f)Cessation of Awards under Prior Plan. Subject to the Plan’s approval by the Company’s stockholders, from and after the Effective Date, no further awards shall be granted pursuant to the Prior Plan.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. The Plan shall be administered by the Board, one or more Committees and/or their delegates.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and members of the Board, whether or not Non-Employee Directors, shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.
(iii)Other Administration. Subject to Applicable Law, the Board or a Committee may delegate to an authorized Officer or Officers the power to approve Awards to persons eligible to receive Awards under the Plan who are not subject to Section 16 of the Exchange Act.
(iv)Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.
(b)Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:
(i)to select the Awardees to whom Awards are to be granted hereunder;
(ii)to determine the number of Shares to be covered by each Award granted hereunder;
(iii)to determine the type of Award to be granted to the selected Awardees;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised or settled (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;
(vi)to suspend the right to exercise Awards during any blackout period that is necessary or desirable to comply with the requirements of Applicable Laws and/or to extend the Award exercise period for an equal period of time in a manner consistent with Applicable Law;
(vii)to correct defects and supply omissions in the Plan and any Award Agreement and to correct administrative errors;
(viii)to construe and interpret the terms of the Plan (including sub-plans, Award Agreements and Plan and Award Agreement addenda) and Awards granted pursuant to the Plan;

(ix)to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local Applicable Laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans, Award Agreements and Plan and Award Agreement addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practices;
(x)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans, Award Agreements and Plan and Award Agreement addenda;
(xi)to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability; provided, however, that any such amendment is subject to Section 16 of the Plan and may not materially impair any outstanding Award unless agreed to in writing by the Awardee;
(xii)to allow Awardees to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be delivered upon exercise of an Option or SAR, or vesting or settlement of a Stock Award that number of Shares having a value sufficient to cover the amount required to be withheld (including, for this purpose, any withholding beyond the minimum amount required under Applicable Law based on the timely and valid withholding elections of the Awardee). The value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;
(xiii)to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the Acquired Entity; provided, however, that with respect to the conversion of stock appreciation rights in the Acquired Entity, the Conversion Awards shall be Nonstatutory Stock Options, unless otherwise determined by the Administrator. Unless otherwise determined by the Administrator at the time of conversion or substitution or as otherwise required by the Plan or Applicable Laws, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;
(xiv)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xv)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Awardee or other subsequent transfers by the Awardee of any Shares delivered as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xvi)to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Awardee to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and
(xvii)to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.
(c)Effect of the Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Awardees or other persons claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Officer or other Employee of the Company and such attorneys, consultants and accountants as it may select.
5.Eligibility.
Awards may be granted to Employees and Non-Employee Directors; provided that Non-Employee Directors are eligible only for Awards granted under Section 13 of the Plan.
6.Term of the Plan.
The Plan shall become effective on the Effective Date upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan or any amendment to add Shares to the Plan is approved by stockholders of the Company, unless terminated earlier under Section 16 of the Plan; provided, however, that no Incentive Stock Options may be granted after the tenth (10th) anniversary of the date that the Plan (or Share reserve increase, as applicable) is approved by the stockholders of the Company, if earlier.
7.Term of Award.
The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or SAR, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be ten and one-half (10½) years in the case of Options granted to Awardees in certain jurisdictions outside the United States as determined by the Administrator.
8.Options and Stock Appreciation Rights.
The Administrator may grant an Option or SAR, or provide for the grant of an Option or SAR, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition whether or not within the control of the Awardee.
(a)Option Agreement or SAR Agreement. Each Option Agreement or SAR Agreement shall contain provisions regarding (i) the number of Shares that may be delivered upon exercise of the Option or SAR, (ii) the type of Option (for Option Agreements only), (iii) the exercise price of the Shares and, with respect to Option Agreements only, the means of payment for the Shares, (iv) the term of the Option or SAR, (v) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined by the Administrator, (vi) restrictions on the transfer of the Option or SAR, (vii) forfeiture provisions applicable to the Option or SAR, and (viii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined by the Administrator.
(b)Exercise Price. The per Share exercise price for the Shares to be delivered pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:
(i)The per Share exercise price of an Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value on the Grant Date.
(ii)Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards that are granted in substitution and/or conversion of options or stock appreciation rights of an Acquired Entity, may be granted with a per Share exercise price of less than 100% of the Fair Market Value on the date of such substitution and/or conversion if such exercise price is determined in a manner that complies with the requirements of Code Sections 409A and 424, as applicable.
(c)No Option or SAR Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 15(a) of the Plan) or a Change in Control, the exercise price of an Option or SAR may not be reduced without approval of the Company’s stockholders (including permitting the cash buyout of Options or SARs when the exercise price exceeds the Fair Market Value or canceling previously awarded Options or SARs in exchange for other Awards, Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR). Nothing in this Section 8(c) shall be construed to apply to the issuance of an Option or SAR that is a Conversion Award in connection with the acquisition by the

Company or an Affiliate of an Acquired Entity; provided such actions are taken in a manner that complies with the requirements of Code Sections 409A and 424, as applicable.
(d)Vesting Period and Exercise Dates. Options or SARs granted under the Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s or SAR’s term as determined by the Administrator. To the extent the Administrator determines that all or part of an Award of Options shall be exercisable prior to vesting thereof, any Shares purchased upon exercise of unvested Options will be subject to forfeiture until the date that the related Options would have otherwise become vested. The Administrator shall have the right to make the vesting and/or exercisability of any Option or SAR granted under the Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option or SAR, the Administrator may reduce or eliminate any restrictions surrounding the vesting or exercisability of all or part of the Option or SAR. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option or SAR (i) the exercise of the Option or SAR is prohibited by Applicable Law or (ii) Shares may not be purchased or sold by certain Awardees due to a “black-out period” pursuant to a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Administrator may provide that the term of the Option or SAR shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, and provided that no extension will be made if the exercise price of such Option or SAR at the date the initial term would otherwise expire is above the Fair Market Value.
(e)Form of Consideration for Exercising an Option. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:
(i)cash;
(ii)check or wire transfer (denominated in U.S. Dollars);
(iii)subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(iv)subject to any conditions or limitations established by the Administrator, withholding of Shares deliverable upon exercise, which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(v)consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;
(vi)such other consideration and method of payment for the delivery of Shares to the extent permitted by Applicable Laws; or
(vii)any combination of the foregoing methods of payment.
9.Incentive Stock Option Limitations/Terms.
(a)Eligibility. Only employees (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.
(b)$100,000 Limitation. Notwithstanding the designation of an Option as an “Incentive Stock Option” in the applicable Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the applicable Shares shall be determined as of the Grant Date.

(c)Effect of Termination of Employment on Incentive Stock Options, Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment, any outstanding Incentive Stock Option granted to such Awardee (i) to the extent then unvested, shall terminate immediately, and (ii) to the extent then vested, shall remain outstanding following such Termination of Employment, and to the extent not exercised by such time, shall terminate three (3) months following the Awardee’s Termination of Employment.
(d)Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, an Awardee’s employment with the Company shall be deemed terminated on the first day after three (3) months of such leave for Incentive Stock Option purposes, and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option upon the expiration of the three (3) month period following the date the employment relationship is deemed terminated.
(e)Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.
(f)Other Terms. Any Option Agreement evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Code Section 422; however, for clarity’s sake, the Administrator makes no guarantee that an Incentive Stock Option shall remain qualified under Code Section 422.
10.Exercise of Option or SAR.
(a)Procedure for Exercise; Rights as a Stockholder.
(i)Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Award Agreement. Unless the Administrator provides otherwise: (A) no Option or SAR may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, and (B) an Option or SAR shall continue to vest during any authorized leave of absence and such Option or SAR may be exercised to the extent vested and exercisable upon the Awardee’s return to active employment status.
(ii)An Option or SAR shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the Person entitled to exercise the Option or SAR; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options or SARs, satisfaction of all applicable withholding taxes (in the discretion of the Administrator, pursuant to Section 4(b)(xii) of the Plan or otherwise).
(iii)Shares delivered upon exercise of an Option or SAR shall be delivered in the name of the Awardee. Options and SARs shall not be eligible for dividends or dividend equivalents. Until the Shares are delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a Company stockholder shall exist with respect to the Shares subject to an Option or SAR, notwithstanding the exercise of the Option or SAR.
(iv)The Company shall deliver (or cause to be delivered) such Shares as soon as administratively practicable after the Option or SAR is properly and fully exercised. An Option or SAR may not be exercised for a fraction of a Share.
(b)Effect of Termination of Employment on Nonstatutory Stock Options or SARs. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment or in the applicable Award Agreement, upon an Awardee’s Termination of Employment, (i) any vested outstanding Nonstatutory

Stock Option or SAR granted to such Awardee, to the extent not exercised by such time, shall terminate three (3) months following the Awardee’s Termination of Employment and (ii) any unvested Nonstatutory Stock Option or SAR granted to such Awardee, shall terminate immediately.
11.Stock Awards.
(a)Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares or Stock Units subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Stock Units granted, delivered, retainable and/or vested, (iv) such terms and conditions on the grant, delivery, vesting and/or forfeiture of the Shares or Stock Units as may be determined the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined by the Administrator.
(b)Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee.
(c)Forfeiture. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment or in the applicable Award Agreement, upon the Awardee’s Termination of Employment, the unvested portion of any Stock Award and the Shares or Stock Units subject thereto shall be forfeited; provided that to the extent that the Awardee purchased any Shares, the Company shall have a right to repurchase the unvested Shares at the lesser of the then current Fair Market Value and the original price per Share paid by the Awardee.
(d)Rights as a Stockholder. Unless otherwise provided by the Administrator, the Awardee shall have the rights equivalent to those of a Company stockholder and shall be a stockholder only after Shares are delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Awardee. Unless otherwise provided by the Administrator in the applicable Award Agreement, an Awardee holding Stock Units shall be entitled to receive dividend equivalent rights payable in cash or Shares subject to the same vesting conditions as the underlying Stock Units. Notwithstanding the foregoing, (i) dividends or dividend equivalent rights may accrue in connection with a Stock Award, but shall not be paid until the applicable Shares relating to the Stock Award become vested or settled, as applicable, and (ii) to the extent such vesting or settlement does not occur with respect to a Stock Award (e.g., as a result of a forfeiture in connection with the Termination of Employment or termination of service of the applicable Awardee), any accrued dividend or dividend equivalent rights shall be forfeited.
12.Cash Awards.
Each Cash Award will confer upon the Awardee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period, the length of which shall be determined by the Administrator.
(a)Cash Award. Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Awardee as a Cash Award, (ii) the performance criteria and level of achievement versus the applicable criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable.
(b)Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus such criteria which shall determine the target and the minimum and maximum amounts payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations.

(c)Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Code Section 409A) for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.
(d)Termination of Employment. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment or in the applicable Award Agreement, upon the Awardee’s Termination of Employment, any Cash Awards issued hereunder but not settled prior to such Termination of Employment shall be forfeited.
13.Non-Employee Director Awards.
(a)Annual Equity Retainer. Each member of the Board who is a Non-Employee Director and who is providing service to the Company as a member of the Board at the beginning of the Director Plan Year shall be eligible to receive an Annual Equity Retainer under the Plan.
Unless the Board or the Committee determines otherwise in its discretion, any Non-Employee Director who enters service after the beginning of the Director Plan Year is eligible to receive a prorated Annual Equity Retainer under the Plan.
(b)Terms and Conditions of Annual Equity Retainer.
(i)Compensation. Unless determined otherwise by the Board or the Committee and on such terms as the Board or the Committee may determine, each Non-Employee Director shall receive his or her Annual Equity Retainer in the form of restricted Stock Units (a “Director RSU Award”).
(ii)Director RSU Award.
(1)Date of Grant. Unless determined otherwise by the Board or the Committee, the Director RSU Award shall be granted automatically as of the earlier of (x) the first day of the month of May next following the beginning of the applicable Director Plan Year, and (y) one (1) month after the beginning of such Director Plan Year (or, if the applicable date is not a NYSE trading day, on the next succeeding NYSE trading day) (the “Director Grant Date”). However, in respect of a Non-Employee Director who enters service after the beginning of the Director Plan Year, the prorated Director RSU Award shall be granted within the first month after joining the Board, unless the Board or the Committee determines otherwise in its discretion.
(2)Number of Shares Subject to a Director RSU Award. The total number of Shares subject to each Director RSU Award shall be determined by dividing the amount of the Annual Equity Retainer by the Fair Market Value on the Director Grant Date. It shall be rounded up to the nearest number of whole Shares.
(3)Vesting Period for Director RSU Award. If the Board or the Committee does not expressly exercise its discretion to change the vesting of the Director RSU Award for a Director Plan Year, then the vesting of such Director RSU Award shall be the same as was approved for the Director RSU Awards granted in respect of the immediately preceding Director Plan Year in which the Board or the Committee exercised its discretion to set the vesting terms. Unless deferred pursuant to a valid and timely deferral election provided to the Company, Shares subject to Director RSU Awards shall be delivered promptly upon satisfaction of the vesting conditions, but no later than March 15 of the calendar year following the calendar year in which the vesting conditions are satisfied.
(iii)Termination. Any Non-Employee Director who terminates service prior to the vesting of his or her Director RSU Award (or other Award granted pursuant to his or her Annual Equity Retainer) may have his or her Director RSU Award (or other Award) prorated, including a forfeiture of

Options, restricted Stock Units or cash payment, if any, as the Board or the Committee determines in its discretion.
(c)Stock Awards in Lieu of Annual Cash Retainer.
(i)Cash Retainer Election. Unless otherwise determined by the Board or the Committee, prior to the beginning of a Director Plan Year each member of the Board who is a Non-Employee Director may elect to receive all or a portion of his or her Annual Cash Retainer for that Director Plan Year in the form of an Award granted under the Plan (the “Cash Retainer Election”). Unless the Board or Committee exercises its discretion pursuant to Section 13(d) of the Plan, any such Award shall consist of a Stock Award in the form of a delivery of Shares. The number of Shares subject to the Stock Award shall be determined by dividing the dollar amount of the Annual Cash Retainer (or each installment thereof) subject to the Non-Employee Director’s Cash Retainer Election by the Fair Market Value on the date(s) that such Annual Cash Retainer would otherwise have been paid in cash to the Non-Employee Director (or, if any such date is not a NYSE trading day, on the next succeeding NYSE trading day) (the “Cash Retainer Payment Date”), rounded down to the nearest number of whole Shares. Unless otherwise determined by the Board or the Committee, the Stock Award shall be issued without vesting requirements or other restrictions. Unless deferred pursuant to a valid and timely deferral election provided to the Company, the Shares subject to the Stock Award shall be delivered to the Non-Employee Director on or promptly following the applicable Cash Retainer Payment Date. Unless otherwise provided by the Board or the Committee, the terms of such Stock Award shall be as set forth in this Section 13(c)(i), which terms shall constitute the Stock Award Agreement contemplated by Section 2(h) of the Plan.
(ii)No Cash Retainer Election. Unless otherwise determined by the Board or the Committee, any Non-Employee Director who has not had the opportunity to make a Cash Retainer Election prior to the beginning of the applicable Director Plan Year shall be granted a Stock Award in the form of a delivery of Shares, which shall be in lieu of payment in cash of such Non-Employee Director’s Annual Cash Retainer for the applicable Director Plan Year. The number of Shares subject to any such Stock Award shall be determined by dividing the dollar amount of the Annual Cash Retainer (or each installment thereof) payable to the Non-Employee Director in the applicable Director Plan Year by the Fair Market Value on the Cash Retainer Payment Date, rounded down to the nearest number of whole Shares. Unless otherwise determined by the Board or the Committee, any such Stock Award shall be issued without vesting requirements or other restrictions. The Shares subject to the Stock Award shall be delivered to the Non-Employee Director on or promptly following the applicable Cash Retainer Payment Date. Unless otherwise provided by the Board or the Committee, the terms of such Stock Award shall be as set forth in this Section 13(c)(ii), which terms shall constitute the Stock Award Agreement contemplated by Section 2(h) of the Plan.
(d)Director RSU Award in Lieu of Annual Cash Retainer. In the discretion of the Board or the Committee, a Stock Unit (for purposes of this Section 13, also a “Director RSU Award”) may be granted to a Non-Employee Director pursuant to such Non-Employee Director’s Cash Retainer Election (in lieu of any Stock Award under Section 13(c) of the Plan); provided that the amount of the Annual Cash Retainer subject to such Cash Retainer Election, when combined with the value of any Director RSU Award granted pursuant to Section 13(b) of the Plan, hereof does not exceed the dollar maximum set forth in Section 13(e) of the Plan for the applicable Director Plan Year. The number of Shares subject to any such Director RSU Award shall be determined by dividing the dollar amount of the Annual Cash Retainer subject to the Non-Employee Director’s Cash Retainer Election by the Fair Market Value on the Director Grant Date, or for any portion of the Annual Cash Retainer that is not determinable on the Director Grant Date, on the subsequent date when such portion would otherwise have been paid in cash to the Non-Employee Director, in each case rounded down to the nearest number of whole Shares. Except as set forth in this Section 13(d), unless otherwise determined by the Board or the Committee, any such Director RSU Award will be subject to the terms of Section 13(b)(ii) and (iii) of the Plan.
(e)Limits on Awards to Non-Employee Director. For any Non-Employee Director other than the non-executive chairperson of the Board, the value of the combined Annual Equity Retainer (calculated based on the grant date fair value of such Annual Equity Retainer for financial reporting purposes) plus the

Annual Cash Retainer, whether paid in the form of cash or a Stock Award (as provided in this Section 13), for any Director Plan Year shall not exceed $750,000. The independent members of the Board may make exceptions to this limit for a non-executive chairperson of the Board, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
14.Other Provisions Applicable to Awards.
(a)Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s “family member” (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners. If the Administrator makes an Award transferable, either on the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer. For the avoidance of doubt, any transfer of an Award permitted by the Administrator pursuant to this Section 14(a) shall be for no consideration.
(b)Performance Criteria. For purposes of the Plan, references to the term performance criteria, and terms of similar effect, shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Subsidiary, Affiliate or business segment, either individually, alternatively or in any combination, and measured over any applicable performance period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes and net earnings); (iii) earnings per Share; (iv) growth in: earnings or earnings per Share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue (on an absolute or adjusted basis); (xii) net profit or net profit before annual bonus; (xiii) income or net income; (xiv) operating income or net operating income; (xv) operating profit, net operating profit or controllable operating profit; (xvi) operating margin or operating expense or operating expense as a percentage of revenue; (xvii) return on operating revenue; (xviii) market share or customer indicators; (xix) contract awards or backlog; (xx) overhead or other expense reduction; (xxi) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index or another index; (xxii) credit rating; (xxiii) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (xxiv) succession plan development and implementation; (xxv) improvement in productivity or workforce diversity; (xxvi) attainment of operating goals and employee metrics; (xxvii) economic value added; and (xxviii) any other objective or subjective criteria established by the Committee. The Committee may appropriately adjust any evaluation of performance under established performance criteria to reflect one or more events that occur during a performance period, including without limitation: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) acquisition and divestitures not foreseen in the Company’s financial plan for an applicable performance period, (F) one-time expenses (with or without an individual or aggregate threshold) not foreseen in the Company’s financial plan for the performance period, (G) the impact of foreign currency exchange rates (with or without a threshold), and (H) any other unusual or infrequently occurring or special items.
(c)Certification. Prior to the payment of any compensation under any performance-based Award, the Administrator shall certify the extent to which any performance criteria and any other material terms under such Award have been satisfied (other than in cases in which such Award relates solely to the increase in the Fair Market Value).
(d)Discretionary Adjustments. Notwithstanding satisfaction or completion of any applicable performance criteria, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such performance criteria may be adjusted by the Committee on the basis of such further considerations as the Administrator in its sole discretion shall determine.
15.Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares available for delivery under the Plan and/or covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award, (iii) the Share limitations set forth in Section 3 of the Plan and (iv) performance criteria applicable to outstanding Awards, shall be proportionately adjusted for any increase or decrease in the number or kind of issued Shares resulting from a stock split, reverse stock split, extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property (other than regular, cash dividends)), combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide at any time for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction; provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.
(c)Change in Control. In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Awards and terminate any restrictions on Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Awardee; provided that to the extent that the exercise price of an Option or SAR is greater than the Fair Market Value determined in connection with such Change in Control, such Option or SAR may be cancelled in connection with such Change in Control without any payment made with respect thereto. The Board or Committee, as applicable, shall have no obligation to treat all Awards or all Awards of the same type, similarly.
16.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:
(i)increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15 of the Plan;
(ii)reduce the minimum exercise price for Options or SARs granted under the Plan;
(iii)reduce the exercise price of outstanding Options or SARs; or
(iv)materially expand the class of Persons eligible to receive Awards under the Plan.
(b)Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall materially impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Company (with the approval of the Administrator), which agreement must be in writing and signed by the Awardee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c)Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Company nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Company, the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
17.Designation of Beneficiary.
(a)An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan pursuant to terms and conditions permitted by the Administrator. To the extent that an Awardee completed a designation of beneficiary while employed with HP Inc., a Delaware corporation (or any predecessor thereto), prior to November 1, 2015 and such Awardee has remained continuously employed by the Company or an Affiliate from and after November 1, 2015, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee, to the extent enforceable under Applicable Law.
(b)Any designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.
18.No Right to Awards or to Employment.
No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any applicable Award Agreement.
19.Legal Compliance.
Shares shall not be delivered pursuant to the exercise of an Option, Stock Appreciation Right or Stock Award unless the exercise of such Option or Stock Appreciation Right, or the settlement of such Stock Award and the delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
20.Inability to Obtain Authority.
To the extent the Company is unable to, or the Administrator deems it infeasible to, obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful delivery and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to deliver or sell such Shares as to which such requisite authority shall not have been obtained until such time as the requisite authority is obtained (and the Company shall work diligently to obtain such authority).
21.Reservation of Shares.
The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.Notice.
Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when received.
23.Governing Law; Interpretation of the Plan and Awards.
(a)The Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.
(b)In the event that any provision of the Plan or any Award granted under the Plan (or its related Award Agreement) is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award (or its related Award Agreement) shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(c)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.
(d)The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(e)All questions arising under the Plan or under any Award (or it related Award Agreement) shall be decided by the Administrator in its total and absolute discretion. In the event the Awardee believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Awardee may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall, as a condition to the receipt of an Award, be deemed to explicitly waive any right to judicial review.
(f)Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by the Administrator. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.
24.Limitation on Liability.
The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to an Employee, a Non-Employee Director, an Awardee or any other Persons as to:
(a)The Non-Delivery of Shares. The non-delivery or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful delivery and sale of any Shares hereunder; and
(b)Tax Consequences. Any tax consequence expected, but not realized, by any Awardee, Employee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder. Except for required withholding and reporting, each Awardee shall be responsible for all tax consequences related to any Awards granted to him or her hereunder.
25.Unfunded Plan.
Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan or any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by the Plan.
26.Other Requirements.
(a)Tax Withholding. All Awards and all amounts payable in respect of any Award shall be subject to all required tax withholding pursuant to Applicable Laws. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)Code Section 409A. Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan and all Awards hereunder (and any Award Agreement related thereto) shall either comply with or be exempt from the provisions of Code Section 409A, and the Plan and all applicable Awards (and related Award Agreements) not otherwise exempt from Section 409A be construed and applied in a manner consistent with such intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to an Awardee upon a separation from service of the Awardee (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Awardee’s death), occurring while the Awardee shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company, shall not be paid until the earlier of (i) the date that is the first day of the seventh month following such separation from service, or (ii) the date of the Awardee’s death following such separation from service.
(c)Clawback Requirements. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) Applicable Laws. Further, to the extent that and Awardee receives any amount in excess of the amount that such Awardee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), such Awardee shall be required to repay any such excess amount to the Company.